Exhibit 10.4

Perfect Moment Asia Consulting Agreement

THIS CONSULTING SERVICE AGREEMENT is made on 15 May 2019 BETWEEN

(1)	Perfect Moment Asia Limited, a company incorporated under the laws of Hong Kong SAR whose registered office is Unit B, 13th Floor, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Aberdeen, HONG KONG (the “Company”); and

(2)	Max Gottschalk of [***] (“the Consultant”)

Together the “Parties”

The Parties Agree AS FOLLOWS:

1.	Definition

“Agreement” shall mean this agreement together with any Schedules hereto;

“Confidential Information” means without limitation, the Intellectual Property, materials, data and information that may be obtained by the Consultant as a result of entering into this Agreement, as well as, the information as set out in clause 7.2 however the term “Confidential Information” does not include any information which at the time of disclosure or thereafter is (i) generally available to or known by the public (other than as a result of its disclosure by the Consultant), (ii) available to the Consultant on a non-confidential basis from a source other than the Company or its advisors, or (iii) independently acquired or developed by the Consultant without violating any of its obligations under this Agreement;

“Group Company” means any subsidiary of the Company, any holding company of the Company and their subsidiaries;

“Intellectual Property” means any copyright, moral rights, trademarks and all other intellectual property rights in each case in any part of the world and whether or not registered or registerable;

“Services” means those services as set out in Schedule A to this Agreement;

“Termination Date” means the date on which the agreement is terminated or expired in accordance with clauses 3.1 or 3.2 or 3.3.

2.	Consultancy Services

2.1	The Company shall engage the Consultant to provide the Services and the Consultant agrees to provide such Services upon the terms and conditions set out below. Such services may be modified from time to time and may also include general consulting services.

2.2	The Consultant hereby represents and confirms to the Company that it shall comply with all policies and procedures, regulations, reasonable requests and instructions relating to the Company or to any Group Company.

3.	Duration/Termination

3.1	This Agreement has commenced on 1 April 2019 (the “Effective Date”) and shall continue for a minimum period of 6 months and thereafter continue until terminated in accordance with clause 3.2 or until terminated in accordance with clause 3.3 hereinafter.

3.2	Either party may terminate this Agreement at any time with 2 month’s written notice to the other party.

3.3	Either party may terminate this Agreement at any time without written notice to the other party upon the occurrence of any of the following events:

3.3.1	the Company or the Consultant going into liquidation or at any time being declared bankrupt, or made subject to insolvency proceedings, or a Receiver being appointed with respect to any of the assets of the parties hereto, or made unable to carry out their respective roles by any competent regulatory authority; or

3.3.2	the Company or the Consultant committing a material breach of its obligations under this Agreement and, if such breach shall be capable of remedy, shall fail to remedy the breach within 14 days of receipt of notice requiring it to make good such breach.

4.	Consultant’s Services

4.1	The Consultant is retained to provide the Services to the Company during the Agreement’s term as Non-Executive Director.

4.2	The Consultant will send the necessary time required to provide the Services.

4.3	The Services shall be provided by the Consultant in a professional manner and will conform to the standards generally observed in the industry for similar services.

4.4	The Consultant shall be provided with access to the Company’s email systems and shall be authorised to access all internal documents and records necessary for the performance of the Services.

5.	Fees

5.1	The Company shall pay to the Consultant a fee of GBP 3,200 (the “Fee”) per month. The Consultant shall provide the Company with a monthly invoice each month and the Company shall pay such invoice within 5 business days after the end of such calendar month.

5.2	The parties confirm their understanding that the payment of the Fee is not subject to value added tax (“VAT”) as the Consultant does not meet the VAT registration threshold. If the Consultant is obliged to charge VAT to the Company, the Company undertakes to pay VAT without any deductions from the Fee.

5.3	In the circumstances where this Agreement has been terminated for any reason, or expires, all monies payable due to the Fee shall be paid on a pro rata basis up until the time of termination or expiry of this Agreement plus any accrued expenses. The payment of fees, other than fees for which Services have been provided, pursuant to this Paragraph 5 shall not survive following termination of this Agreement.

5.4	All fees or other amounts payable to the Consultant under this Paragraph 5 are to be paid without any deduction for withholding taxes or similar imposts.

6.	Expenses

6.1	The parties agree that the Company shall reimburse the Consultant for such out-of-pocket expenses as are reasonably incurred by him in the provision of the Services provided that any expenses over GBP 500 are approved in advance by the Company and that on request the Consultant shall provide the Company with evidence of such expenses.

7.	Confidential Information

7.1	Except insofar as is required for the proper performance of the Services under this Agreement, or as expressly authorised by the Company, the Consultant shall not during the term of this Agreement nor for a period of 3 years after its termination or expiry:

7.1.1	divulge or communicate Confidential Information to any person, firm, corporation, company or other organisation whatsoever; or

7.1.2	copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce any documents (including, without limitation, letters, facsimiles and memoranda) disks, memory devices, notebooks, tapes or other media on which Confidential Information may from time to time be recorded.

7.2	All notes, memoranda, records, correspondence, support documents, computer and other storage units and tapes, and all other documents and material including but not limited to documents created for the performance of the Services whatsoever in whatever media relating to the affairs of the Company (and any copies of the same) shall be and remain the property of the Company and shall where possible be handed over by the Consultant to the Company on demand and in any event immediately on the termination or expiry of this Agreement.

7.3	The provisions of this clause 7 shall survive the expiration or termination of this Agreement but the restrictions contained in sub-clause 7.1 shall cease to apply to any information which may come into the public domain otherwise than through unauthorised disclosure by the Consultant, its employees, advisors, agents or sub-contractors excluding any reasonable request by government or regulatory authorities. In addition, the provisions of this clause 7 shall not prevent the Consultant from using his own business skills and experience in any other engagement.

8.	Intellectual Property

8.1	The Consultant shall immediately disclose to the Company any creative work, trademark, design, copyright (including but without limitation the copyright in any software), invention, process or improvement in any procedure discovered, developed or produced by him alone or with others, to enable the Company to ascertain whether it was discovered, developed or produced whilst the Consultant is or was providing the Services under this Agreement. The Consultant acknowledges and agrees that the copyright, design right, trade mark rights, patents and all other Intellectual Property rights in any works, trademarks, designs, inventions, processes or improvement in procedure (including without limitation the copyright in any software) discovered, developed or produced by him alone or with others during the course of providing the Services under this Agreement shall be the absolute property of the Company and until such rights are fully and absolutely vested in the Company, the Consultant shall hold them in trust for the Company. The Consultant acknowledges that no further remuneration or compensation other than that provided for in this Agreement is or may become due to Consultant in respect of the performance of its obligations under this clause.

8.2	Upon termination or expiry of this Agreement for whatever reason, the Consultant will promptly deliver to the Company all the Company’s property including but not limited to all software, source codes, object codes, drawings, blue prints, manuals, flow-charts, programmes, or any other documents concerning the Company’s customers, licensors, licensees, personnel, vendors or products or processes used by the Company.

9.	Indemnification.

9.1	The Consultant shall not be liable to the Company, its members, clients, shareholders, third parties or any of their affiliates under this Agreement for any losses, damages, costs, fines, penalties or expenses, including legal fees (collectively, “Losses”) arising out of or related to any of the Consultant’s acts or omissions in connection with its performance of its services and obligations hereunder, unless such Losses arise out of or relate to wilful misconduct, fraud or gross negligence of the Consultant.

9.2	The Company shall promptly indemnify and hold harmless the Consultant from and against any Losses suffered or sustained by the Consultant arising out of or related to (i) any acts or omissions by the Consultant in connection with its performances of its services and obligations hereunder except where the Losses incurred by the Consultant were suffered and/or sustained by reason of an act or omission by the Consultant constituting wilful misconduct, fraud, or gross negligence, (ii) a breach by the Company of any of its representations, warranties or covenants hereunder to the extent that such breach is the cause of such Losses. The Company shall, at its sole cost, have control over the defense, payment, settlement or other dispositions of any action, claim, suit, dispute, or proceeding involving any obligation or liability assumed by or imposed upon the Company pursuant to this Section 9, and the Company shall have the right to conduct and control all negotiations and activities (a “Proceeding”) with respect thereto. If the parties agree that the Consultant may take control of the defense of any Proceedings, the Company shall advance the cost of reasonable legal fees and expenses to the Consultant provided that the Consultant delivers the written advice of counsel (based upon readily available facts and without independent investigation) that such counsel believes that the Consultant is not likely to be found ineligible for the indemnification payment contemplated by this section 9.

10.	Notice

10.1	Any notice required by this Agreement to be given by either party shall be by email (unless this Agreement specifically states in in writing in which case written notice is required:

For the Company to:	For the Consultant to:
Hamish Stuart	Max Gottschalk
Perfect Moment Asia Limited
Unit B, 13/F, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Aberdeen	[***]
hamish@perfectmoment.com	[***]

11.	Status

12.	Nothing in this Agreement shall be deemed to imply that the relationship between the Company and the Consultant is that of employer and employee. Neither this Agreement nor the operation of the Company shall constitute a partnership between the Consultant and the Company. In providing the Services the Consultant will not be deemed to be giving any legal advice to the Company.

13.	General

13.1	No waiver or amendment of any provision of this Agreement shall be effective unless made by a written instrument signed by both parties.

13.2	Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by laws.

13.3	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the parties with respect thereto.

13.4	The Company may assign or transfer this Agreement and the rights and obligations thereunder, including to any Group Company. The Consultant shall not assign, subcontract, delegate or transfer all or any portion of this Agreement or any of him obligations hereunder without the prior written consent of the Company.

14.	Governing Law

15.	This Agreement shall in all respects be interpreted and construed in accordance with and governed by the laws of England and Wales and each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales.

/s/ Hamish Stuart		/s/ Max Gottschalk

SIGNED BY HAMISH STUART		SIGNED BY MAX GOTTSCHALK

Perfect Moment Asia Ltd

Date:	May 14th 2019	Date:

SCHEDULE A

The Services to be provided by the Consultant to the Company or its affiliates:

●	Corporate governance and associated activities

●	Fund raising

●	Corporate & website design

Unit B, 13th Floor, "Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong || Tel: (852) 2399 0999

Max Gottschalk

[***]

6 May 2023

Re: confirmation of fee adjustments

Dear Max

We refer to the consultancy agreement between you and the company dated 15 May 2019 and hereby confirm that your consultancy fee in recent years has been as follows:

●	up to 31 March 2021 £3.2k per month;

●	from 1 April 2021 to 30 November 2022 £8k per month; and

●	starting from 1 December 2022 £12k per month.

Yours Sincerely

/s/ Andre Keijsers	/s/ Mark Buckley

Andre Keijsers	Mark Buckley

Director	Director

Perfect Moment Asia Ltd	Perfect Moment Asia Ltd

www.perfectmoment.com